--------------------------------------------------------------------------------

                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549

                                  ------------------

                                     SCHEDULE 13D

                      Under the Securities Exchange Act of 1934

                                  (Amendment No. 2)

                               Franklin Resources, Inc.
                               ------------------------
                                   (Name of Issuer)

                            COMMON STOCK, par value $0.10
                            ------------------------------
                            (Title of Class of Securities)

                                      0003546131
                                  -----------------
                                     CUSIP Number

                          HELLMAN & FRIEDMAN INVESTORS, INC.
                            One Maritime Plaza, 12th Floor
                           San Francisco, California  94111
                                    (415) 788-5111

                                   with a copy to:

                                 Paul J. Mundie, Esq.
                           Heller Ehrman White & McAuliffe
                                   333 Bush Street
                           San Francisco, California  94104
                                    (415) 772-6186
                         -----------------------------------
                         (Name, address and telephone number
                           of person authorized to receive
                             notices and communications)

                                  December 13, 1996
                               -----------------------
                            (Date of Event which requires
                              filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this statement, and is filing this statement because of Rule 13d-1(b)(3) or (4), check the following:

                                                           / /

Check the following box if a fee is being paid with this statement:

                                                           / /

                                 (Page 1 of 20 pages)

CUSIP No. 0003546131                 13D
          ----------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

    Hellman & Friedman Capital Partners II, L.P.

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /x/
-------------------------------------------------------------------------------
 (3) SEC Use Only
                   -------------------------
-------------------------------------------------------------------------------
 (4) Source of Funds (See Instructions):    WC
-------------------------------------------------------------------------------
 (5) / / Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization:  California
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting
Beneficially Owned                  Power        -0-
 by Each Reporting           --------------------------------------------------
    Person With               (8) Shared Voting
                                    Power        1,463,466
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power             -0-
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power             1,463,466
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
         1,574,127
-------------------------------------------------------------------------------
(12) / /      Check if the Aggregate Amount in Row (11) Excludes Certain
              Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11): 1.8%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions):  PN
-------------------------------------------------------------------------------


                                 (Page 2 of 20 pages)

CUSIP No. 0003546131                 13D
          ----------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

    Hellman & Friedman Investors, L.P.

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /x/
-------------------------------------------------------------------------------
 (3) SEC Use Only
                   -------------------------
-------------------------------------------------------------------------------
 (4) Source of Funds (See Instructions):    00 (WC of other group member)
-------------------------------------------------------------------------------
 (5) / / Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization:  California
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting
Beneficially Owned                  Power        -0-
 by Each Reporting           --------------------------------------------------
    Person With               (8) Shared Voting
                                    Power        2,926,345
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power             -0-
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power             2,926,345
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
         1,574,127
-------------------------------------------------------------------------------
(12) / /      Check if the Aggregate Amount in Row (11) Excludes Certain
              Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11): 1.9%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions):  PN
-------------------------------------------------------------------------------


                                 (Page 3 of 20 pages)

CUSIP No. 0003546131                 13D
          ----------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

    Hellman & Friedman Investors, Inc.

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /x/
-------------------------------------------------------------------------------
 (3) SEC Use Only
                   -------------------------
-------------------------------------------------------------------------------
 (4) Source of Funds (See Instructions):    00 (WC of other group member)
-------------------------------------------------------------------------------
 (5) / / Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization:  California
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting
Beneficially Owned                  Power        -0-
 by Each Reporting           --------------------------------------------------
    Person With               (8) Shared Voting
                                    Power        1,463,466
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power             -0-
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power             1,463,466
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
         1,574,127
-------------------------------------------------------------------------------
(12) / /      Check if the Aggregate Amount in Row (11) Excludes Certain
              Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11): 1.9%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions):  CO
-------------------------------------------------------------------------------


                                 (Page 4 of 20 pages)

CUSIP No. 0003546131                 13D
          ----------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

    H & F Orchard Partners, L.P.

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /x/
-------------------------------------------------------------------------------
 (3) SEC Use Only
                   -------------------------
-------------------------------------------------------------------------------
 (4) Source of Funds (See Instructions):    WC
-------------------------------------------------------------------------------
 (5) / / Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization:  California
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting
Beneficially Owned                  Power        -0-
 by Each Reporting           --------------------------------------------------
    Person With               (8) Shared Voting
                                    Power        92,244
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power             -0-
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power             92,244
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
         1,574,127
-------------------------------------------------------------------------------
(12) / /      Check if the Aggregate Amount in Row (11) Excludes Certain
              Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11): 1.9%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions):  PN
-------------------------------------------------------------------------------


                                 (Page 5 of 20 pages)

CUSIP No. 0003546131                 13D
          ----------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

    H & F Orchard Investors, L.P.

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /x/
-------------------------------------------------------------------------------
 (3) SEC Use Only
                   -------------------------
-------------------------------------------------------------------------------
 (4) Source of Funds (See Instructions):    00 (WC or other group member)
-------------------------------------------------------------------------------
 (5) / / Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization:  California
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting
Beneficially Owned                  Power        -0-
 by Each Reporting           --------------------------------------------------
    Person With               (8) Shared Voting
                                    Power        92,244
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power             -0-
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power             92,244
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
         1,574,127
-------------------------------------------------------------------------------
(12) / /      Check if the Aggregate Amount in Row (11) Excludes Certain
              Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11): 1.9%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions):  PN
-------------------------------------------------------------------------------


                                 (Page 6 of 20 pages)

CUSIP No. 0003546131                 13D
          ----------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

    H & F Orchard Investors, Inc.

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /x/
-------------------------------------------------------------------------------
 (3) SEC Use Only
                   -------------------------
-------------------------------------------------------------------------------
 (4) Source of Funds (See Instructions):    00 (WC of other group member)
-------------------------------------------------------------------------------
 (5) / / Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization:  California
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting
Beneficially Owned                  Power        -0-
 by Each Reporting           --------------------------------------------------
    Person With               (8) Shared Voting
                                    Power        92,244
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power             -0-
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power             92,244
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
         1,574,127
-------------------------------------------------------------------------------
(12) / /      Check if the Aggregate Amount in Row (11) Excludes Certain
              Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11): 1.9%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions):  CO
-------------------------------------------------------------------------------


                                 (Page 7 of 20 pages)

CUSIP No. 0003546131                 13D
          ----------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

    H & F International Partners, L.P.

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /x/
-------------------------------------------------------------------------------
 (3) SEC Use Only
                   -------------------------
-------------------------------------------------------------------------------
 (4) Source of Funds (See Instructions):    WC
-------------------------------------------------------------------------------
 (5) / / Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization:  California
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting
Beneficially Owned                  Power        -0-
 by Each Reporting           --------------------------------------------------
    Person With               (8) Shared Voting
                                    Power        18,417
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power             -0-
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power             18,417
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
         1,574,127
-------------------------------------------------------------------------------
(12) / /      Check if the Aggregate Amount in Row (11) Excludes Certain
              Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11): 1.9%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions):  PN
-------------------------------------------------------------------------------


                                 (Page 8 of 20 pages)

CUSIP No. 0003546131                 13D
          ----------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

    H&F International Investors, L.P.,

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /x/
-------------------------------------------------------------------------------
 (3) SEC Use Only
                   -------------------------
-------------------------------------------------------------------------------
 (4) Source of Funds (See Instructions):    00 (WC of other group member)
-------------------------------------------------------------------------------
 (5) / / Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization:  California
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting
Beneficially Owned                  Power        -0-
 by Each Reporting           --------------------------------------------------
    Person With               (8) Shared Voting
                                    Power        18,417
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power             -0-
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power             18,417
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
         1,574,127
-------------------------------------------------------------------------------
(12) / /      Check if the Aggregate Amount in Row (11) Excludes Certain
              Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11): 1.9%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions):  PN
-------------------------------------------------------------------------------


                                 (Page 9 of 20 pages)

CUSIP No. 0003546131                 13D
          ----------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

    H & F International Investors, Inc.

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /x/
-------------------------------------------------------------------------------
 (3) SEC Use Only
                   -------------------------
-------------------------------------------------------------------------------
 (4) Source of Funds (See Instructions):    00 (WC of other group member)
-------------------------------------------------------------------------------
 (5) / / Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization:  California
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting
Beneficially Owned                  Power        -0-
 by Each Reporting           --------------------------------------------------
    Person With               (8) Shared Voting
                                    Power        18,417
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power             -0-
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power             18,417
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
         1,574,127
-------------------------------------------------------------------------------
(12) / /      Check if the Aggregate Amount in Row (11) Excludes Certain
              Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11): 1.9%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions):  CO
-------------------------------------------------------------------------------


                                (Page 10 of 20 pages)

CUSIP No. 0003546131                 13D
          ----------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

    F. Warren Hellman (individually, and as trustee of the Hellman Family revocable Trust)

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /x/
-------------------------------------------------------------------------------
 (3) SEC Use Only
                   -------------------------
-------------------------------------------------------------------------------
 (4) Source of Funds (See Instructions):    00 (WC of other group member)
-------------------------------------------------------------------------------
 (5) / / Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization:  U.S.
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting
Beneficially Owned                  Power        -0-
 by Each Reporting           --------------------------------------------------
    Person With               (8) Shared Voting
                                    Power        1,574,127
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power             -0-
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power             1,574,127
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
         1,574,127
-------------------------------------------------------------------------------
(12) / /      Check if the Aggregate Amount in Row (11) Excludes Certain
              Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11): 1.9%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions):  IN
-------------------------------------------------------------------------------


                                (Page 11 of 20 pages)

CUSIP No. 0003546131                 13D
          ----------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

    Tully M. Friedman (individually, and as trustee of the Tully M. Friedman Revocable Trust)

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /x/
-------------------------------------------------------------------------------
 (3) SEC Use Only
                   -------------------------
-------------------------------------------------------------------------------
 (4) Source of Funds (See Instructions):    00 (WC of other group member)
-------------------------------------------------------------------------------
 (5) / / Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization:  U.S.
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting
Beneficially Owned                  Power        -0-
 by Each Reporting           --------------------------------------------------
    Person With               (8) Shared Voting
                                    Power        1,574,127
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power             -0-
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power             1,574,127
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
         1,574,127
-------------------------------------------------------------------------------
(12) / /      Check if the Aggregate Amount in Row (11) Excludes Certain
              Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11): 1.9%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions):  IN
-------------------------------------------------------------------------------


                                (Page 12 of 20 pages)

CUSIP No. 0003546131                 13D
          ----------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

    Magellan Pte. Ltd.

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /x/
-------------------------------------------------------------------------------
 (3) SEC Use Only
                   -------------------------
-------------------------------------------------------------------------------
 (4) Source of Funds (See Instructions):    WC
-------------------------------------------------------------------------------
 (5) / / Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization:  Singapore
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting
Beneficially Owned                  Power        -0-
 by Each Reporting           --------------------------------------------------
    Person With               (8) Shared Voting
                                    Power        787,063
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power             -0-
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power             787,063
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
         787,063
-------------------------------------------------------------------------------
(12) / /      Check if the Aggregate Amount in Row (11) Excludes Certain
              Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11): 0.9%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions):  OO
-------------------------------------------------------------------------------


                                (Page 13 of 20 pages)

CUSIP No. 0003546131                 13D
          ----------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

    Government of Singapore Investment Corporation (Ventures) Pte. Ltd.

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /x/
-------------------------------------------------------------------------------
 (3) SEC Use Only
                   -------------------------
-------------------------------------------------------------------------------
 (4) Source of Funds (See Instructions):    00 (WC of other group member)
-------------------------------------------------------------------------------
 (5) / / Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization:  Singapore
-------------------------------------------------------------------------------
 Number of Shares             (7) Sole Voting
Beneficially Owned                  Power        -0-
 by Each Reporting           --------------------------------------------------
    Person With               (8) Shared Voting
                                    Power        787,063
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power             -0-
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power             787,063
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
         787,063
-------------------------------------------------------------------------------
(12) / /      Check if the Aggregate Amount in Row (11) Excludes Certain
              Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11): 0.9%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions):  OO
-------------------------------------------------------------------------------


                                (Page 14 of 20 pages)

                                     INTRODUCTION

    Hellman & Friedman Investors, Inc. ("Investors, Inc.") hereby amends the Statement on Schedule 13D (the "Statement") originally filed by the group of reporting persons named above on August 10, 1992 and amended on November 26, 1996. This Amendment No. 2 to the Statement is filed on behalf of each such reporting person pursuant to the Agreement with respect to Schedule 13D attached as Exhibit 7(1) to the Amendment No. 1. However, following the filing of this Amendment, such Agreement terminates, and the reporting persons disclaim the continued existence of the membership in a group to the extent described in Item 2 below.

COVER PAGES

    The cover pages to the Statement for the Reporting Persons identified therein are amended to read as shown on the cover pages included in this Amendment.

Item 2.  IDENTITY AND BACKGROUND.

    Add a new paragraph as follows:

         As a result of the transactions closed on December 13, 1996, the Hellman & Friedman Reporting Persons and the Singapore Reporting Persons have no further agreements between them relating to the Common Stock. Accordingly, the Hellman & Friedman Reporting Persons and the Singapore Reporting Persons (referred to collectively as the "Reporting Persons") disclaim membership in a group from and after December 13, 1996.


                                (Page 15 of 20 pages)

Item 5.  INTEREST IN SECURITIES OF THE ISSUER.

    Item 5 of the Statement is amended in its entirety to read as follows:

         (a) and (b). The aggregate number of shares and percentage of Common Stock of the Issuer (based upon the number of shares of Common Stock the Reporting Persons understand to have been outstanding on October 31,
1996) beneficially owned by each person named in Item 2, as well as the number of shares of Common Stock as to which such person is deemed to have sole power to vote or to direct the vote, shared power to vote or direct the vote, sole power to dispose or direct the disposition, or shared power to dispose or direct the disposition, in each case after giving effect to the transactions contemplated by the Repurchase Agreement, is set forth in the following table.

                                (Page 16 of 20 pages)



                                 No. of Shares
                                 Beneficially  Percentage           Power to Vote               Power to Dispose
Person                              Owned       of Class        Sole             Shared       Sole            Shared
-----------------------------------------------------------------------------------------------------------------------
HFCP II                           1,574,127      1.9%           0              1,463,466      0              1,463,466
Investors, L.P.                   1,574,127      1.9%           0              1,463,466      0              1,463,466
Investors, Inc.                   1,574,127      1.9%           0              1,463,466      0              1,463,466
Orchard Partners                  1,574,127      1.9%           0              92,244         0              92,244
Orchard Investors, L.P.           1,574,127      1.9%           0              92,244         0              92,244
Orchard Investors, Inc.           1,574,127      1.9%           0              92,244         0              92,244
International Partners            1,574,127      1.9%           0              18,417         0              18,417
International Investors, L.P.     1,574,127      1.9%           0              18,417         0              18,417
International Investors, Inc.     1,574,127      1.9%           0              18,417         0              18,417
F. Warren Hellman                 1,574,127      1.9%           0              1,574,127      0              1,574,127
Tully M. Friedman                 1,574,127      1.9%           0              1,574,127      0              1,574,127
Magellan                          787,063        0.9%           0              787,063        0              787,063
GSIC                              787,063        0.9%           0              787,063        0              787,063



    The information required by Item 2 with respect to persons with whom voting or dispositive power is shared is set forth in Item 2. Each of HFCP II, Investors, L.P. and Investors, Inc. share power to vote and to dispose of the 1,463,466 shares of


                                (Page 17 of 20 pages)

Common Stock beneficially owned by them with each other and with trusts of which Messrs. Hellman and Friedman are trustees and as such ultimately control the voting and disposition of such shares; each of Orchard Partners, Orchard Investors, L.P. and Orchard Investors, Inc. similarly share power to vote and power to dispose of the 92,244 shares of Common Stock beneficially owned by them with each other and with trusts of which Messrs. Hellman and Friedman are trustees and as such ultimately control the voting and disposition of such shares. Each of International Partners, International Investors, L.P. and International Investors, Inc. similarly share power to vote and power to dispose of the 18,417 shares of Common Stock beneficially owned by them with each other and with trusts of which Messrs. Hellman and Friedman are trustees and as such ultimately control the voting and disposition of such shares. Messrs. Hellman and Friedman share power to vote and power to dispose of the 1,574,127 shares of Common Stock beneficially owned by them with each other and the various other Hellman and Friedman Reporting Persons.

    Magellan and GSIC share power to vote and power to dispose of the 787,063 shares of Common Stock beneficially owned by them with each other. Magellan is controlled by GSIC and, therefore, GSIC ultimately controls the voting and disposition of such shares. GSIC is a corporate agency of the government of Singapore responsible for investing certain funds of the government of Singapore. To the best knowledge of GSIC, neither GSIC nor any other agency controlled by GSIC has any interest in any shares of Common Stock of the Issuer. However, other


                                (Page 18 of 20 pages)
agencies of the government of Singapore that are responsible for managing other government funds may have an interest in shares of Common Stock of the Issuer.

    (c) To the best knowledge of the Reporting Persons, no person described in paragraph (a) of this Item 5 has effected any transaction in the Common Stock of the Issuer during the past 60 days other than as provided for in the Option Rights Exercise Agreement and the Debenture Repurchase Agreement described in Items 3 and 4 above and filed as Exhibits 7(7) and 7(8).

    (d) To the best knowledge of the Reporting Persons, no person other than the Reporting Persons has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, Common Stock of the Issuer.

    (e)  December 13, 1996

                                (Page 19 of 20 pages)

                                      SIGNATURE

    After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


                                       HELLMAN & FRIEDMAN INVESTORS, INC.


Dated:  December 16, 1996              By:    /s/ Philip U. Hammarskjold
                                          ------------------------------------

                                       Title: Vice President
                                             ---------------------------------